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                         SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C.  20549


                                      FORM 15

    Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
        Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                                 Commission File Number 33-58933

                            Fleet Financial Group, Inc.
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               (Exact name of registrant as specified in its charter)

                                 One Federal Street
                                  Boston, MA 02110
                                   (617) 346-4000
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      (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

            Participation Interests in the 1985 Northeast Savings, F.A.
                          Employee Stock Ownership Plan
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                (Title of each class of securities covered by this Form)

                                        None
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    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
          Rule 12g-4(a)(1)(i)                     Rule 12h-3(b)(1)     X
          Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(2)         ---
          Rule 12g-4(a)(2)(i)                Rule 15d-6                X
          Rule 12g-4(a)(2)(ii)                                        ---


Approximate number of holders of record as of the certification or notice
                    0
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     Pursuant to the requirements of the Securities Exchange Act of 1934 Fleet
Financial Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE; January 13, 1999                     BY:  William F. Robinson, Jr.
                                          William F. Robinson, Jr.
                                           Senior Counsel
                                          Fleet Financial Group, Inc.